EXHIBIT 10.6(a)

THE OHIO VALLEY BANK COMPANY
SECOND AMENDED AND RESTATED
DIRECTOR DEFERRED FEE AGREEMENT

This SECOND AMENDED AND RESTATED DIRECTOR DEFERRED FEE AGREEMENT (this “Agreement”) is adopted this 18th day of December, 2012 by and between THE OHIO VALLEY BANK COMPANY, a state-chartered commercial bank located in Gallipolis, Ohio (the “Company”), and Thomas E. Wiseman (the “Director”).  This Agreement amends and restates the prior Amended and Restated Director Deferred Fee Agreement between the Company and the Director dated December 28, 2007 (the “2007 Amendment”) which amended and restated the prior Director Deferred Fee Agreement between the Company and the Director dated December 1, 1996 and amended on May 1, 1997 and January 13, 2004 (the “1996 Agreement”).

The parties intended that the 2007 Amendment to be a material modification of the 1996 Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.  The purpose of the amendment and restatement reflected in this Agreement is to clarify certain provisions with respect to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and Section 409A of Code.  The terms of this Agreement do not materially change the terms of the 2007 Amendment.

The purpose of this Agreement is to provide specified benefits to the Director, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company.  This Agreement shall be unfunded for tax purposes.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	“Beneficiary” means each designated person or entity, or the estate of the deceased Director, entitled to any benefits upon the death of the Director pursuant to Article 6.

1.2
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.3	“Board” means the Board of Directors of the Company as from time to time constituted.

1.4	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, as may be amended from time to time.

1.5	“Deferral Account” means the Company’s accounting of the Director’s accumulated Deferrals plus accrued interest.

1.6
“Deferral Election Form” means the form or forms established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.7	“Deferrals” means the amount of Fees which the Director elects to defer according to this Agreement.

1.8
“Disability” means the Director:  (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence.  Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.9	“Effective Date” means January 1, 2005.

1.10	“Fees” means the total fees earned by the Director during a Plan Year.

1.11	“Normal Retirement Age” means the Annual Meeting of Shareholders following the calendar year in which the Director attains age seventy (70).

1.12	“Plan Administrator” means the plan administrator described in Article 8.

1.13	“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year.

1.14
“Specified Employee” means an employee who at the time of Termination of Service is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise.  For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”).  If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.15	“Termination for Cause” has the meaning set forth in Article 7.

1.16
“Termination of Service” means a “separation of service” within the meaning of Treasury Regulation §1.409A-1(h) of the Director’s service with the Company and any person with whom the Company would be considered a single employer under Code Sections 414(b) and (c) for reasons other than death or Disability.

1.17
“Unforeseeable Emergency” means a severe financial hardship to the Director within the meaning of Treasury Regulation §1.409A-3(i)(3) resulting from an illness or accident of the Director, the Director’s spouse, the Beneficiary, or the Director’s dependent (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

Article 2

Deferral Election

2.1
Elections Generally.  The Director may annually file a Fees Deferral Election Form with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed.  Notwithstanding anything to the contrary, the Director may not elect to defer Fees in an amount greater than $10,000 each Plan Year, or such greater or lesser amount as may be established by the Board each Plan Year.

2.2
Initial Election.  After being notified by the Plan Administrator of becoming eligible to participate in this Agreement, the Director may make an initial deferral election by delivering to the Plan Administrator a signed Deferral Election Form and a Beneficiary Designation Form within thirty (30) days of becoming eligible, with respect to any Fees to be paid for services to be performed after such election is made.  The Deferral Election Form shall set forth the amount of Fees to be deferred.  However, if the Director was eligible to participate in any other account balance plans sponsored by the Company (as referenced in Code Section 409A) prior to becoming eligible to participate in this Agreement, the initial election to defer Fees under this Agreement shall not be effective until the Plan Year following the Plan Year in which the Director became eligible to participate in this Agreement.

2.3
Election Changes.  The Director may modify the amount of Fees to be deferred annually by filing a new Deferral Election Form with the Company.  The modified deferral shall not be effective until the calendar year following the year in which such subsequent Deferral Election Form is received by the Company.

2.4
Hardship.  If an Unforeseeable Emergency occurs, the Director, by written instructions to the Company, may discontinue deferrals hereunder.  Any subsequent Deferral Elections may be made only in accordance with Section 2.3 hereof.

Article 3

Deferral Account

3.1	Establishing and Crediting. The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

(a)           Any Deferrals hereunder; and

(b)           Interest as follows:

(i)           At the end of each Plan Year and immediately prior to the payment of any benefits, interest shall be credited on the Deferral Account balance at an annual rate determined by the Board of Directors in its sole discretion, compounded annually; and
(ii)           At the end of each Plan Year during any applicable installment period, interest shall be credited on the Deferral Account balance at an annual rate determined by the Board of Directors in its sole discretion, compounded annually.

3.2
Statement of Accounts.  The Plan Administrator shall provide to the Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

3.3
Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Company for the distribution of benefits.  The benefits represent the mere Company promise to distribute such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by the Director’s creditors.

Article 4

Distributions During Lifetime

4.1	Normal Retirement Benefit. Upon Termination of Service, the Company shall distribute to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Article.

4.1.1           Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance at Termination of Service.

4.1.2           Payment of Benefit.  The Company shall distribute the benefit to the Director in two hundred forty (240) consecutive monthly installments commencing on the first day of the month following Termination of Service.

4.2
Disability Benefit.  If the Director experiences a Disability which results in Termination of Service, the Company shall distribute to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1           Amount of Benefit.  The benefit under this Section 4.2 is the Deferral Account balance at Termination of Service.

4.2.2           Payment of Benefit.  The Company shall distribute the benefit to the Director in two hundred forty (240) consecutive monthly installments commencing on the first day of the month following Termination of Service.

4.3
Hardship Distribution.  If an Unforeseeable Emergency occurs, the Director may petition the Board to receive a distribution from the Agreement (a “Hardship Distribution”).  The Board in its sole discretion may grant such petition.  If granted, the Director shall receive, within sixty (60) days, a distribution from the Agreement only to the extent deemed necessary by the Board to remedy the Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution.  In any event, the maximum amount which may be paid out pursuant to this Section 4.3 is the Deferral Account balance as of the day the Director petitioned the Board to receive a Hardship Distribution.  Such a distribution shall reduce the Deferral Account balance.  A distribution under this Section 4.3 may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Director’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cancellation of deferrals in accordance with Section 2.4 of this Agreement.

4.4
Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee, the provisions of this Section 4.4 shall govern all distributions hereunder.  If benefit distributions which would otherwise be made to the Director due to Termination of Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Service.  Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Termination of Service.  All subsequent distributions shall be paid in the manner specified.

4.5
Distributions Upon Taxation of Amounts Deferred.  If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Director becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Director in a manner that conforms to the requirements of Code section 409A.  Any such distribution will decrease the Director’s benefits distributable under this Agreement.

4.6	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;
(b)
must, for benefits distributable under Sections 4.1 and 4.2, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 5

Distributions at Death

5.1
Death During Active Service.  If the Director dies while in active service to the Company, the Company shall distribute to the Beneficiary the benefit described in this Section 5.1.  This benefit shall be distributed in lieu of the benefits under Article 4.

5.1.1 Amount of Benefit.  The benefit under Section 5.1 is the greater of: a) the Deferral Account balance as of the Director’s death; or b) the projected Deferral Account balance had the Director continued to defer at the current rate until Normal Retirement Age.

5.1.2           Payment of Benefit.  The Company shall distribute the benefit to the Beneficiary in two hundred forty (240) consecutive monthly installments commencing on the first day of the fourth month following the Director’s death.

5.2
Death During Distribution of a Benefit.  If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Director had the Director survived.

5.3
Death After Termination of Service But Before Payment of a Lifetime Benefit Commences.  If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall pay to the Director’s beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence on the first day of the fourth month following the Director’s death.

Article 6

Beneficiaries

6.1
In General.  The Director shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Director.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company in which the Director participates.

6.2
Designation.  The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent.  If the Director names someone other than the Director’s spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Director’s spouse and returned to the Plan Administrator.  The Director’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Director shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures.  Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator prior to the Director’s death.

6.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4
No Beneficiary Designation.  If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary.  If the Director has no surviving spouse, any benefit shall be paid to the personal representative of the Director’s estate.

6.5
Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 7

General Limitations

7.1
Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Company terminates the Director’s service for:

(a)	Gross negligence or gross neglect of duties to the Company;
(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or
(c)
Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in a material adverse effect on the Company.

7.2
Suicide or Misstatement.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals if the Director commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Director and owned by the Company denies coverage (i) for material misstatements of fact made by the Director on an application for such life insurance, or (ii) for any other reason.

7.3
Removal.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals (i.e., Deferral Account minus interest credited thereon) if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

7.4
Excess Parachute Payment.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement in excess of the Deferrals to the extent the benefit would be an excess parachute payment under Section 280G of the Code.

Article 8

Administration of Agreement

8.1
Plan Administrator Duties.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

8.2
Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

8.3
Binding Effect of Decisions.  Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

8.4
Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

8.5
Bank Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Director’s death, Disability or Termination of Service, and such other pertinent information as the Plan Administrator may reasonably require.

Article 9

Claims and Review Procedures

9.1           Claims Procedure.  The Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1           Initiation - Written Claim.  The claimant initiates a claim by submitting to the Company a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

9.1.2           Timing of Company Response.  The Company shall respond to such claimant within ninety (90) days after receiving the claim (or, if such claim is on account of disability, no later than forty-five (45) days).  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days (or, if such claim is on account of disability, for not more than two additional thirty (30) day periods) by notifying the claimant in writing, prior to the end of the initial period, which an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.  (If the claim is on account of disability, the notice will also include the standards for entitlement for a benefit, unresolved issues, and information needed to resolve those issues.  The claimant will be given at least 45 days to supply any needed information.  The period that the claimant takes to produce the needed information does not count against the period for deciding the claim.)

9.1.3           Notice of Decision.  If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial,
(b)           A reference to the specific provisions of the Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures,
(e)	A statement of the claimant’s right to bring a civil action following an adverse benefit determination on review, and
(f)
In the case of an adverse determination of a claim on account of disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1).

9.2           Review Procedure.  If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

9.2.1           Initiation - Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Company’s notice of denial (or, if such claim is a claim on account of disability, within one-hundred-eighty (180) days), must file with the Company a written request for review.

9.2.2           Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

9.2.3           Considerations on Review.  In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4           Timing of Company Response.  The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review (or, if such claim is on account of disability, no later than forty-five (45) days).  If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days (or, if such claim is on account of disability, no later than forty-five (45) days) by notifying the claimant in writing prior to the end of the initial period that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

9.2.5           Notice of Decision.  The Company shall notify the claimant in writing of its decision on review.  The Company shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action, and
(e)
In the case of an adverse determination of a claim on account of disability, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either (i) the specific rule, guideline, protocol, or other similar criterion; or (ii) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request.

Article 10
Amendments and Termination

10.1
Amendments.  This Agreement may be amended only by a written agreement signed by the Company and the Director.  However, the Company may unilaterally amend this Agreement to conform to written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

10.2
Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Company and the Director.  Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or Article 5.

10.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Director and all participants in the Similar Arrangements (as defined below) are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Director participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute Deferral Account balance, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

Article 11

Miscellaneous

11.1	Binding Effect. This Agreement shall bind the Director and the Company and their beneficiaries, survivors, executors, administrators and transferees.

11.2
No Guarantee of Service.  This Agreement is not a contract for employment.  It does not give the Director the right to remain as a member of the Board, nor does it interfere with the Company’s right to discharge the Director.  It also does not require the Director to remain a member of the Board nor interfere with the Director’s right to terminate service at any time.

11.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

11.4
Tax Withholding and Reporting.  The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  Director acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities.  The Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5	Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

11.6
Unfunded Arrangement.  The Director and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Company to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life or other informal funding asset is a general asset of the Company to which the Director and the Beneficiary have no preferred or secured claim.

11.7
Reorganization.  The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8
Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Director as to the subject matter hereof.  No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

11.9
Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural

11.10
Alternative Action.  In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company, provided that such alternative acts do not violate Section 409A of the Code.

11.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12
Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13
Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The Ohio Valley Bank Company
Attn:  BOLI Administrator
P O Box 240  420 Third Avenue
Gallipolis OH  45631-0240

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Director and an authorized representative of the Company have signed this Agreement.

DIRECTOR:	THE OHIO VALLEY BANK COMPANY

/s/Thomas E. Wiseman	By: /s/Paula W. Clay
Thomas E. Wiseman	Title: AVP and Assistant Secretary